Exhibit 22.1
List of Issuers of Guaranteed Securities

As of March 31, 2023, the following subsidiary was the issuer of the 3.400% Senior Notes due 2025, 4.000% Senior Notes due 2025, 3.250% Senior Notes due 2026, 1.350% Senior Notes due 2027, 2.125% Senior Notes due 2028, 3.500% Senior Notes due 2029, 3.000% Senior Notes due 2030, 2.875% Senior Notes due 2031, 5.250% Senior Notes due 2032 and 6.750% Senior Notes due 2041, each of which was guaranteed by Healthpeak Properties, Inc.

Name of Subsidiary	Jurisdiction of Organization
Healthpeak OP, LLC	Maryland